EXHIBIT 10.57

GILEAD SCIENCES, INC.

RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

RECITALS

A. The Board has adopted the Plan for the purpose of providing incentives to attract, retain and motivate eligible Employees, Directors and Consultants who provide services to the Corporation (or any Related Entity).

B. Participant is to render valuable services to the Corporation (or a Related Entity), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s issuance of shares of Common Stock to Participant thereunder.

C. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, the Corporation hereby awards Restricted Stock Units to Participant upon the following terms and conditions:

1. Grant of Restricted Stock Units. The Corporation hereby awards to Participant, as of the Award Date, Restricted Stock Units under the Plan. Each Restricted Stock Unit that vests hereunder will entitle Participant to receive one share of Common Stock on the specified issuance date for that unit. The number of shares of Common Stock subject to the awarded Restricted Stock Units, the applicable vesting schedule for those shares, the dates on which those vested shares shall become issuable to Participant and the remaining terms and conditions governing the award (the “Award”) shall be as set forth in this Agreement.

AWARD SUMMARY

Participant:	_______________________

Award Date:	, 200

Number of Shares Subject to Award:	shares of Common Stock (the “Shares”)

Vesting Schedule:

The Shares shall vest in a series of four (4) successive equal annual installments upon the Participant’s completion of each successive year of Continuous Service over the four (4)-year period measured from the Award Date (the “Normal Vesting Schedule”). However, one or more Shares may be subject to accelerated vesting in accordance with the provisions of Paragraph 5 of this Agreement.

Issuance Schedule

The Shares in which Participant vests in accordance with the Normal Vesting Schedule shall become issuable immediately on the applicable annual vesting date, subject to the Corporation’s collection of the applicable Withholding Taxes. In no event will the Shares in which the Participant so vests be issued later than the later of (i) the close of the calendar year in which the Shares vest pursuant to the Normal Vesting Schedule or (ii) the fifteenth (15th) day of the third (3rd) calendar month following such vesting date. The procedures pursuant to which the applicable Withholding Taxes are to be collected are set forth in Paragraph 7 of this Agreement.

2. Limited Transferability. Prior to actual receipt of the Shares which vest hereunder, Participant may not transfer any interest in the Award or the underlying Shares or pledge or otherwise hedge the sale of those Shares, including (without limitation) any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of the underlying shares of Common Stock. However, any Shares which vest hereunder but which otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance or to Participant’s designated beneficiary or beneficiaries of this Award. Participant may also direct the Corporation to re-issue the stock certificates for any Shares which in fact vest and become issuable under the Award during his or her lifetime to one or more designated members of Participant’s Immediate Family or a trust established for Participant and/or the members of his or her Immediate Family. Participant may make such a beneficiary designation at any time by completing the Corporation’s Universal Beneficiary Designation form and filing the completed form with the Corporation’s Human Resources Department.

3. Cessation of Service. Except as otherwise provided in Paragraph 5 below, should Participant cease Continuous Service for any reason prior to vesting in one or more Shares pursuant to the Normal Vesting Schedule, then the Award will be immediately cancelled with respect to those unvested Shares, and the number of Restricted Stock Units will be reduced accordingly. Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.

4. Stockholder Rights and Dividend Equivalents

(a) The holder of this Award shall not have any stockholder rights, including voting, dividend or liquidation rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares upon their actual issuance following the Corporation’s collection of the applicable Withholding Taxes.

(b) Notwithstanding the foregoing, should any dividend or other distribution, whether regular or extraordinary and whether payable in cash, securities (other than Common Stock) or other property, be declared and paid on the outstanding Common Stock while one or more Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on the Shares at the time subject to this Award had they been issued and outstanding and entitled to that dividend or distribution. As the Shares subsequently vest hereunder, the phantom dividend equivalents so credited to those Shares in the book account shall vest, and those vested dividend equivalents shall be distributed to Participant (in the same form the actual dividend or distribution was paid to the holders of the Common Stock entitled to that dividend or distribution or in such other form as the Administrator deems appropriate under the circumstances) concurrently with the issuance of the vested Shares to which those phantom dividend equivalents relate. However, each such distribution shall be subject to the Corporation’s collection of the Withholding Taxes applicable to that distribution.

(c) Should Participant cease Continuous Service without vesting in one or more of the shares of Common Stock subject to this Award (including any shares which do not otherwise vest at that time after taking into account any applicable vesting acceleration provisions set forth in Paragraph 5 of this Agreement), then the phantom dividend equivalents credited to those unvested shares shall be cancelled, and Participant shall thereupon cease to have any further right or entitlement to those cancelled amounts.

5. Change in Control.

(a) Any Restricted Stock Units subject to this Award at the time of a Change in Control may be (i) assumed or otherwise continued in full force and effect by the surviving corporation, (ii) replaced with an economically-equivalent substitute award or (iii) replaced with a cash retention program of the successor corporation that is in a dollar amount equal to the Fair Market Value of the Shares underlying those Restricted Stock Units (as measured immediately prior to the Change in Control) and provides for the subsequent vesting and payout of that dollar amount in accordance with the same vesting and issuance provisions that would otherwise be in effect for those Shares in the absence of the Change in Control. In the event of such assumption or continuation of the Award or such replacement of the Award with an economically-equivalent award or cash retention program, no accelerated vesting of the Restricted Stock Units shall occur at the time of the Change in Control. Notwithstanding the foregoing, no such cash retention program shall be established for the Restricted Stock Units subject to this Award to the extent such program would otherwise be deemed to constitute a deferred compensation arrangement subject to the requirements of Code Section 409A and the Treasury Regulations thereunder.

(b) In the event the Award is assumed or otherwise continued in effect, the Restricted Stock Units subject to the Award shall be adjusted immediately after the consummation of the Change in Control so as to apply to the number and class of securities into which the Shares underlying those units immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those Shares actually been issued and outstanding at that time. To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent entity) may, in connection with the assumption or continuation of the Restricted Stock Units subject to the Award at that time and with the approval of the Administrator, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction, provided the substituted common stock is readily tradable on an established U.S. securities exchange.

(c) Any Restricted Stock Units which are to be assumed or otherwise continued in effect in connection with the Change in Control or are to be replaced with an economically equivalent award or cash retention program in accordance with Paragraph 5(a) shall be subject to accelerated vesting in accordance with the following provision:

•

If the Participant’s Employee status is unilaterally terminated as a result of an involuntary termination (other than for death or Permanent Disability) without Cause, or if the Participant resigns from such Employee status due to a Constructive Termination, at any time during the period beginning with the execution date of the definitive agreement for that Change in Control transaction and ending with the earlier of (i) the termination of that definitive agreement without the consummation of such Change in Control or (ii) the expiration of the Applicable Acceleration Period following the consummation of such Change in Control, then the Participant shall immediately vest in all the unvested Shares (or any replacement securities or cash proceeds) at the time subject to this Award. The Shares (or any replacement securities or cash proceeds) that vest pursuant to this Paragraph 5(c) shall be issued or distributed on the date of the Participant’s Separation from Service in connection with such termination of Employee status or as soon as administratively practicable thereafter, but in no event later than the later of (i) the close of the calendar year in which the such Separation from Service occurs or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the date of such Separation from Service. The applicable Withholding Taxes with respect to such issuance shall be collected in accordance with Paragraph 7 of this Agreement.

(d) If the Restricted Stock Units subject to this Award at the time of the Change in Control are not assumed or otherwise continued in effect in connection with the Change in Control or are not replaced with an economically equivalent award or cash incentive program in accordance with Paragraph 5(a), then those units will vest immediately prior to the closing of the Change in Control. The Shares subject to those vested units shall be converted into the right to receive for each such Share the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of that Change in Control, and such consideration per Share shall be distributed to Participant upon the tenth (10th) business day following the earliest to occur of (i) the date the Share would have otherwise vested and been issued pursuant to the Vesting and Issuance Schedules set forth in Paragraph 1 in the absence of such Change in Control, (ii) the date of Participant’s Separation from Service or (iii) the first date following a Qualifying Change in Control on which the distribution can be made without contravention of any applicable provisions of Code Section 409A. Such distribution shall be subject to the Corporation’s collection of the applicable Withholding Taxes pursuant to the provisions of Paragraph 7.

(e) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

6. Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Administrator to the total number and/or class of securities issuable pursuant to this Award. The Administrator shall make the adjustments in such manner as the Administrator deems appropriate in order to reflect such change and shall, in making such adjustments, take into account any amounts to be credited to Participant’s book account under Paragraph 4(b) in connection with the transaction. The adjustments made by the Administrator shall be final, binding and conclusive. In the event of a Change in Control, the provisions of Paragraph 5 shall be controlling.

7. Issuance of Shares of Common Stock.

(a) On each date on which one or more Shares are to be issued in accordance with the express provisions of this Agreement, the Corporation shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for those Shares and shall concurrently distribute to the Participant any phantom dividend equivalents with respect to those Shares, subject in each instance to the Corporation’s collection of the applicable Withholding Taxes.

(b) Until such time as the Corporation provides Participant with notice to the contrary, the Corporation shall collect, and Participant hereby authorizes the Corporation to collect, the Withholding Taxes with respect to the Shares issued under this Agreement (including shares of Common Stock issued in settlement of phantom dividend equivalents) through an automatic Share withholding procedure pursuant to which the Corporation will withhold, immediately as the Shares are issued under the Award, a portion of those Shares with a Fair Market Value (measured as of the issuance date) equal to the amount of such Withholding Taxes (the “Share Withholding Method”).

(c) If the Share Withholding Method is to be utilized for the collection of Withholding Taxes, then the Corporation shall withhold the number of otherwise issuable Shares necessary to satisfy the applicable Withholding Taxes based on the applicable minimum statutory rate or other applicable withholding rate. If the obligation for Withholding Taxes is satisfied by using the Share Withholding Method, then Participant will, for tax purposes, be deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of the Shares are withheld solely for the purpose of paying the applicable Withholding Taxes.

(d) The Corporation shall have sole discretion to determine whether or not the Share Withholding Method shall be utilized for the collection of the applicable Withholding Taxes. Participant shall be notified (in writing or through the Corporation’s electronic mail system) in the event the Corporation no longer intends to utilize the Share Withholding Method. Should any Shares become issuable under the Award (including shares of Common Stock issued in settlement of phantom dividend equivalents) at a time when the Share Withholding Method is not being utilized by the Corporation, then the Withholding Taxes shall be collected from Participant through a sale-to-cover transaction authorized by Participant, pursuant to which an immediate open-market sale of a portion of the Shares issued to Participant will be effected, for and on behalf of Participant, by the Corporation’s designated broker to cover the Withholding Tax liability estimated by the Corporation to be applicable to such issuance. Participant shall, promptly upon request from the Corporation, execute (whether manually or through electronic acceptance) an appropriate sales authorization (in form and substance reasonably satisfactory to the Corporation) that authorizes and directs the broker to effect such open-market, sale-to-cover transactions and remit the sale proceeds, net of brokerage fees and other applicable charges, to the Corporation in satisfaction of the applicable Withholding Taxes. However, no sale-to-cover transaction shall be effected unless (i) such a sale is at the time permissible under the Corporation’s insider trading policies governing the sale of Common Stock and (ii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.

(e) If the Corporation determines that such sale-to-cover transaction is not permissible or advisable at the time or if Participant otherwise fails to effect a timely sales authorization as required by this Agreement, then the Corporation may, in its sole discretion, elect either to defer the issuance of the Shares until such sale-to-cover transaction can be effected in accordance with Participant’s executed sale directive or to collect the applicable Withholding Taxes through Participant’s delivery of his or her separate check payable to the Corporation in the amount of such Withholding Taxes or by withholding such amount from other wages payable to Participant. In no event shall any Shares be issued in the absence of an arrangement reasonably satisfactory to the Corporation for the satisfaction of the applicable Withholding Taxes and in compliance with any applicable requirements of Code Section 409A.

(f) The Corporation shall collect the Withholding Taxes with respect to the phantom dividend equivalents distributed in a form other than shares of Common Stock by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes, with the cash portion of the distribution to be the first portion so withheld, or through such other tax withholding arrangement as the Corporation deems appropriate.

(g) Except as otherwise provided in Paragraph 5 or Paragraph 7(b), the settlement of all Restricted Stock Units which vest under the Award shall be made solely in shares of Common Stock. In no event, however, shall any fractional shares be issued. Accordingly, the total number of shares of Common Stock to be issued at the time the Award vests shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

(h) Notwithstanding the foregoing provisions of this Paragraph 7, the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the vesting of the Shares or any other amounts hereunder (the “Employment Taxes”) shall in all events be collected from the Participant no later than the last business day of the calendar year in which the Shares or other amounts vest hereunder. Accordingly, to the extent the issuance date for one or more vested Shares or the distribution date for such other amounts is to occur in a year subsequent to the calendar year in which those Shares or other amounts vest hereunder, the Participant shall, on or before the last business day of the calendar year in which the Shares or other amounts vest, deliver to the Corporation a check payable to its order in the dollar amount equal to the Employment Taxes required to be withheld with respect to those Shares or other amounts. The provisions of this Paragraph 7(h) shall be applicable only to the extent necessary to comply with the applicable tax withholding requirements of Code Section 3121(v).

8. Leaves of Absence. For purposes of the applying the various vesting provisions of this Agreement, Participant shall be deemed to cease Continuous Service on the commencement date of any leave of absence and not to remain in Continuous Service during the period of that leave, except to the extent otherwise required by law or pursuant to the following policy:

•

Participant shall receive Continuous Service credit for such vesting purposes for (i) the first three (3) months of an approved personal leave of absence and (ii) the first seven (7) months of any bona fide leave of absence (other than an approved personal leave), but in no event beyond the expiration date of such leave of absence.

•

In no event, however, shall Participant be deemed, for vesting purposes hereunder, to remain in Continuous Service or Employee status beyond the earliest of (i) the expiration date of that leave of absence, unless Participant returns to active Continuous Service or Employee status on or before that date, (ii) the date Participant’s Continuous Service or Employee status actually terminates by reason of his or her voluntary or involuntary termination or by reason of his or her death or disability or (iii) the date the Participant is deemed to have a Separation from Service.

9. Compliance with Laws and Regulations. The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all Applicable Laws relating thereto.

10. Deferred Issuance Date. Notwithstanding any provision to the contrary in this Agreement, to the extent this Award may be deemed to create a deferred compensation arrangement under Code Section 409A, then the following limitation shall apply:

•

No Shares or other amounts which become issuable or distributable under this Agreement upon Participant’s Separation from Service shall actually be issued or distributed to Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of such Separation from Service or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Corporation, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred Shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh (7th) month following the date of Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Corporation receives proof of Participant’s death.

•

To the extent there is any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, such provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder.

11. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the most current address then indicated for Participant on the Corporation’s employee records or shall be delivered electronically to Participant through the Corporation’s electronic mail system or through the on-line brokerage firm authorized by the Corporation to effect sale of the Common Stock issued hereunder. All notices shall be deemed effective upon personal delivery or delivery through the Corporation’s electronic mail system or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

12. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

13. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the provisions of this Agreement and the terms of the Plan, the terms of the Plan shall be controlling. All decisions of the Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

14. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

15. Employment at Will. Nothing in this Agreement or in the Plan shall confer upon Participant any right to remain in Continuous Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Related Entity employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Continuous Service at any time for any reason, with or without Cause.

16. Plan Prospectus. The official prospectus for the Plan is available on the Corporation’s intranet at: http://gnet/HR/stocks_new. asp. Participant may also obtain a printed copy of the prospectus by contacting Stock Plan Services at stockplanservices@gilead.com.

17. Participant Acceptance. Participant must accept the terms and conditions of this Agreement either electronically through the electronic acceptance procedure established by the Corporation or through a written acceptance delivered to the Corporation in a form satisfactory to the Corporation. In no event shall any shares of Common Stock be issued (or other securities or property distributed) under this Agreement in the absence of such acceptance.

IN WITNESS WHEREOF, Gilead Sciences, Inc. has caused this Agreement to be executed on its behalf by its duly-authorized officer on the day and year first indicated above.

GILEAD SCIENCES, INC.

By:

Title:

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

A. Administrator shall mean the Compensation Committee of the Board in its capacity as administrator of the Plan.

B. Agreement shall mean this Restricted Stock Unit Issuance Agreement.

C. Applicable Acceleration Period shall have the meaning assigned to such term in Section 2(b) of the Plan and shall be determined on the basis of the Participant’s status on the Award Date.

D. Applicable Laws shall mean the legal requirements related to the Plan and the Award under applicable provisions of the federal securities laws, state corporate and securities laws, the Code, the rules of any applicable Stock Exchange on which the Common Stock is listed for trading, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

E. Award shall mean the award of restricted stock units made to Participant pursuant to the terms of this Agreement.

F. Award Date shall mean the date the restricted stock units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

G. Board shall mean the Corporation’s Board of Directors.

H. Cause shall mean the termination of Participant’s Continuous Service as a result of Participant’s (i) conviction of, a guilty plea with respect to, or a plea of nolo contendere to, a charge that Participant has committed a felony under the laws of the United States or of any State or a crime involving moral turpitude, including (without limitation) fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment to Participant at the expense of the Corporation or a Related Entity; (ii) material breach of any agreement entered into between Participant and the Corporation or a Related Entity that impairs the Corporation’s or the Related Entity’s interest therein; (iii) willful misconduct, significant failure to perform his or her duties or gross neglect of his or her duties; or (iv) engagement in any activity that constitutes a material conflict of interest with the Corporation or a Related Entity.

I. Change in Control shall mean a change in ownership or control of the Corporation effected through the consummation of any of the following transactions:

(i) a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction;

(ii) a sale, transfer or other disposition of all or substantially all of the Corporation’s assets;

(iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s existing stockholders; or

(iv) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

In no event, however, shall a Change in Control be deemed to occur upon a merger, consolidation or other reorganization effected primarily to change the State of the Corporation’s incorporation or to create a holding company structure pursuant to which the Corporation becomes a wholly-owned subsidiary of an entity whose outstanding voting securities immediately after its formation are beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to the formation of such entity.

F. Code shall mean the Internal Revenue Code of 1986, as amended.

G. Common Stock shall mean shares of the Corporation’s common stock.

H. Constructive Termination shall have the meaning assigned to such term in Section 11(d) of the Plan.

I. Consultant shall mean any person, including an advisor, who is compensated by the Corporation or any Related Entity for services performed as a non-employee consultant; provided, however, that the term “Consultant” shall not include non-employee Directors serving in their capacity as Board members. The term “Consultant” shall include a member of the board of directors of a Related Entity.

J. Continuous Service shall mean the performance of services for the Corporation or a Related Entity (whether now existing or subsequently established) by a person in the capacity of an Employee, Director or Consultant. For purposes of this Agreement, Participant shall be deemed to cease Continuous Service immediately upon the occurrence of either of the following events: (i) Participant no longer performs services in any of the foregoing capacities for the Corporation or any Related Entity or (ii) the entity for which Participant is performing such services ceases to remain a Related Entity of the Corporation, even though Participant may subsequently continue to perform services for that entity. In jurisdictions requiring notice in advance of an effective termination of Participant’s service as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of such service to the Corporation or a Related Entity notwithstanding any required notice period that must be fulfilled before Participant’s termination as an Employee, Director or Consultant can be effective under Applicable Laws.

K. Corporation shall mean Gilead Sciences, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Gilead Sciences, Inc. which shall by appropriate action adopt the Plan.

L. Director shall mean a member of the Board.

M. Domestic Partner shall mean a person who meets and continues to meet all of the criteria detailed in the Gilead Sciences Affidavit of Domestic Partnership when the Domestic Partnership has been internally registered with the Corporation by filing with the Corporation an original, properly completed, notarized Gilead Sciences Affidavit of Domestic Partnership.

N. Employee shall mean any person who is in the employ of the Corporation (or any Related Entity), subject to the control and direction of the Corporation or Related Entity as to both the work to be performed and the manner and method of performance.

O. Fair Market Value per share of Common Stock on any relevant date shall be the closing price per share of Common Stock (or the closing bid, if no sales were reported) on that date, as quoted on the Stock Exchange that is at the time serving as the primary trading market for the Common Stock; provided, however, that if there no reported closing price or closing bid for that date, then the closing price or closing bid, as applicable, for the last trading date on which such closing price or closing bid was quoted shall be determinative of such Fair Market Value. The applicable quoted price shall be as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

P. Immediate Family shall mean, with respect to Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law including adoptive relationships, Domestic Partner, a trust in which such persons (or person) have more than fifty percent (50%) of the beneficial interest, a foundation in which such persons (or person) control the management of the entity’s assets, or any other entity in which such persons (or person) own more than fifty percent (50%) of the voting interests.

Q. 1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

R. Normal Vesting Schedule shall mean the schedule set forth in Paragraph 1 of the Agreement, pursuant to which the Restricted Stock Units and the underlying Shares are to vest in a series of installments over the Participant’s period of Continuous Service.

S. Participant shall mean the person to whom the Award is made pursuant to the Agreement.

T. Parent shall mean a “parent corporation,” whether now existing or hereafter established, as defined in Section 424(e) of the Code.

U. Plan shall mean the Corporation’s 2004 Equity Incentive Plan, as amended and restated from time to time.

V. Permanent Disability shall mean the inability of Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or to be of continuous duration of twelve (12) months or more.

W. Qualifying Change in Control shall mean a change in the ownership of the Corporation, a change in the effective control of the Corporation or a change in ownership of a substantial portion of the Corporation’s assets, with each such event to be determined in accordance with the requirements for a change in control event set forth in Section 1.409A-3(i)((5) of the Treasury Regulations; provided, however, that a change in the effective control of the Corporation will only be deemed to occur if there is an acquisition, within the applicable twelve (12)-month period, of ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities.

X. Related Entity shall mean (i) any Parent or Subsidiary of the Corporation and (ii) any corporation in an unbroken chain of corporations beginning with the Corporation and ending with the corporation in the chain for which Participant provides services as an Employee,

Director or Consultant, provided each corporation in such chain owns securities representing at least twenty percent (20%) of the total outstanding voting power of the outstanding securities of another corporation or entity in such chain and there is a legitimate non-tax business purpose for making this Award to Participant.

Y. Separation from Service shall mean the Participant’s cessation of Employee status by reason of his or her death, retirement or termination of employment. The Participant shall be deemed to have terminated employment for such purpose at such time as the level of his or her bona fide services to be performed as an Employee (or as a consultant or independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services such person rendered as an Employee during the immediately preceding thirty-six (36) months (or such shorter period for which he or she may have rendered such services). Solely for purposes of determining when a Separation from Service occurs, Participant will be deemed to continue in “Employee” status for so long as he remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Corporation and any Parent or Subsidiary and any other corporation or business controlled by, controlling or under common control with, the Corporation, as determined in accordance with Sections 414(b) and 414(c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations. Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code. In addition, the following special provisions shall be in effect for any leave of absence taken by the Participant while this Award is outstanding:

(i) Should the period of such leave (other than a disability leave) exceed six (6) months, then Participant shall be deemed to incur a Separation from Service upon the expiration of the initial six (6) - month period of that leave, unless Participant retains a right to re-employment under applicable law or by contract with the Corporation (or any Parent or Subsidiary or other Related Entity).

(ii) Should the period of a disability leave exceed twenty-nine (29) months, then Participant shall be deemed to incur a Separation from Service upon the expiration of the initial twenty-nine (29)-month period of that leave, unless Participant retains a right to re-employment under applicable law or by contract with the Corporation (or any Parent or Subsidiary or other Related Entity). For such purpose, a disability leave shall be a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and causes Participant to be unable to perform the duties of his position of employment with the Corporation (or any Parent or Subsidiary or other Related Entity) or any substantially similar position of employment.

Z. Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

AA. Subsidiary shall mean a “subsidiary corporation,” whether now existing or hereafter established, as defined in Section 424(f) of the Code.

BB. Withholding Taxes shall mean the federal, state and local income taxes and the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the issuance of the shares of Common Stock which vest under the Award and any phantom dividend equivalents distributed with respect to those shares.

A-6